Exhibit 99.1
Consent of Independent Valuation Expert

Carter Validus Mission Critical REIT II, Inc.

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Carter Validus Mission Critical REIT II, Inc. (the “Company”) referred to in Supplement No. 11 dated September 28, 2017 to the Company’s prospectus dated April 27, 2017 contained in the Company’s Registration Statement on Form S-11 (SEC File No. 333-191706). In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
September 27, 2017